Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEWORK INC.

Pursuant to Sections 242, 245 and 303 of the

General Corporation Law of the State of Delaware

WeWork Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereinafter be amended and supplemented, the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is WeWork Inc. The Corporation was originally incorporated under the name “BowX Acquisition Corp.” by the filing of its Certificate of Incorporation with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on May 19, 2020 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Original Certificate of Incorporation”).

2. On November 6, 2023, the Corporation and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”). This Amended and Restated Certificate of Incorporation was duly adopted without the need for the approval of the board of directors or the stockholders of the Corporation in accordance with Sections 242, 245 and 303 of the DGCL pursuant to and in accordance with the Third Amended Joint Chapter 11 Plan of Reorganization of WeWork Inc. and Its Debtor Subsidiaries [Docket No. 2051], as confirmed on May 30, 2024 by order of the Bankruptcy Court in the Chapter 11 Cases jointly administered under the caption In re: WeWork Inc., et al., Case No. 23-19865 (JKS). Provision for amending and restating the Corporation’s Original Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

3. The text of the Original Certificate of Incorporation is hereby amended and restated in its entirety as follows:

ARTICLE I.

Name

The name of the corporation is WeWork Inc. (the “Corporation”).

ARTICLE II.

Offices and Records

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808, and the name of its registered agent at such address is Corporation Service Company. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors of the Corporation (the “Board”) or as provided in the Corporation’s Amended and Restated Bylaws (as amended, restated, supplemented or otherwise modified from time to time, the “Bylaws”).

ARTICLE III.

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”).

ARTICLE IV.

Capital Stock

(A) Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 250,000,000 shares of capital stock, which will be divided into the following classes: (i) 200,000,000 shares will be of a class designated Common Stock, par value $0.0001 per share (“Common Stock”), and (ii) 50,000,000 shares will be of a class designated Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

Except as otherwise provided in this Article IV, or any amendments thereto, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

Subject to terms of Article VII and the Stockholders Agreement (as defined below), the rights and preferences of the shares of Common Stock and Preferred Stock may be set forth in this Amended and Restated Certificate of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, this “Certificate of Incorporation”) or one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate of Incorporation. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of capital stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of shares of Common Stock or Preferred Stock voting separately as a class or series shall be required therefor unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(B) Common Stock. The voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions of Common Stock, in addition to those set forth elsewhere herein, in Article VII and the Stockholders Agreement, are as follows:

(1) Voting Rights. Each holder of shares of Common Stock, as such, shall be entitled to vote at all meetings of the stockholders and to cast one vote for each outstanding share of Common Stock held of record by such holder on all matters on which stockholders are entitled to vote generally; provided, however, that, to the fullest extent permitted by law and except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation, any certificate of designation relating to any series of Preferred Stock or the DGCL. There shall be no cumulative voting.

(2) Dividends and Distributions. Subject to applicable law and the preferences or prior rights of the holders of any shares of Preferred Stock at the time outstanding having a preference over or prior rights as to dividends or other distributions, the holders of shares of Common Stock, as such, shall be entitled to receive, when, as and if declared by the Board (subject to Article VII and the Stockholders Agreement), out of the assets of the Corporation legally available therefor, such dividends and other distributions as may be declared from time to time by the Board and shall share equally on a per share basis in all such dividends and other distributions.

(3) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law, including without limitation the payment of expenses relating to any liquidation, dissolution or winding up of the Corporation, and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of Part (B), Section (3) of this Article IV.

(C) Preferred Stock. Subject to the terms of Article VII and the Stockholders Agreement, the Board is hereby expressly authorized to provide for the issuance from time to time of all or any authorized but unissued shares of Preferred Stock in one or more series, and to fix for each such series the voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating or optional rights or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series, including, without limitation, the authority to provide:

(1) the number of authorized shares in such series, and the distinctive designation of such series;

(2) the dividend rate (or method of determining such rate) on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative preferences or rights of priority, if any, of payment of dividends on shares of such series;

(3) whether such series shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(4) whether such series shall have conversion privileges with respect to shares of any other class or classes of capital stock or any other series of any class of capital stock and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board shall determine;

(5) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the relative preferences or rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) whether such series shall have a sinking fund for the redemption or purchase of shares of such series, and, if so, the terms and amount of such sinking fund;

(7) the rights of the shares of such series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative preferences or rights of priority, if any, of payment of shares of such series;

(8) the conditions or restrictions with respect to the issuance of, payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to such series thereof with respect to dividends or distribution of assets upon liquidation; and

(9) any other designations, powers, preferences, rights, qualifications, limitations, and restrictions of such series.

Subject to the provisions of this Article IV, Article VII and the Stockholders Agreement, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board in an aggregate amount not exceeding the total number of shares of

Preferred Stock authorized by this Certificate of Incorporation. The powers, designations, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Unless otherwise provided in the resolution or resolutions providing for the issuance of such series of Preferred Stock (including in any certificate of designation relating to any series of Preferred Stock), shares of Preferred Stock, regardless of series, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued shares of Preferred Stock, without designation as to series of Preferred Stock, and the Corporation shall have the right to reissue such shares.

Unless otherwise agreed in writing by the AHG Director (as defined in the Stockholders Agreement) and for so long as the AHG Approval Right (as defined in the Stockholders Agreement) is in effect, the shares of Preferred Stock shall not have the effect of eliminating or otherwise materially and adversely affecting the rights of the AHG Stockholders (as defined in the Stockholders Agreement) under Section 2.2(e), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(ii), Section 2.9, Section 2.10, Section 2.11, Section 2.12, Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, Section 10.1(b), Section 10.1(f), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) of the Stockholders Agreement (it being understood that the economic rights associated with the ownership of any shares of Preferred Stock (including the right to dividends and priority returns in the event of a liquidation) shall not, in and of itself, be deemed to have the effect of eliminating or otherwise materially and adversely affecting the rights of the AHG Stockholders under the foregoing Sections or Articles of the Stockholders Agreement).

Unless otherwise agreed in writing by the SoftBank Director (as defined in the Stockholders Agreement) and for so long as the SoftBank Approval Right (as defined in the Stockholders Agreement) is in effect, the shares of Preferred Stock shall not have the effect of eliminating or otherwise materially and adversely affecting the rights of SoftBank (as defined in the Stockholders Agreement) under Section 2.2(f), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(iii), Section 2.9, Section 2.10, Section 2.11, Section 2.12, Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, Section 10.1(c), Section 10.1(g), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) of the Stockholders Agreement (it being understood that the economic rights associated with the ownership of any shares of Preferred Stock (including the right to dividends and priority returns in the event of a liquidation) shall not, in and of itself, be deemed to have the effect of eliminating or otherwise materially and adversely affecting the rights of SoftBank under the foregoing Sections or Articles of the Stockholders Agreement).

(D) Limitation on Issuance of Non-Voting Equity Securities. Notwithstanding anything contained in this Certificate of Incorporation, the Bylaws or the Stockholders Agreement to the contrary, pursuant to Section 1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C. § 1123 (as in effect and as may be amended, supplemented or eliminated in accordance with applicable law from time to time, “Section 1123(a)(6)”), the Corporation shall not issue any nonvoting equity securities (which shall not be deemed to include any warrants or options or similar interests to purchase equity of the Corporation); provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required by Section 1123(a)(6), (ii) shall have such force and effect, if any, only for so long as such Section 1123(a)(6) is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6).

(E) Transfers of Capital Stock. The Corporation shall not record upon its books any sale or other transfer, assignment or other disposition of shares of Common Stock, Preferred Stock or other securities except in accordance with the applicable provisions of this Certificate of Incorporation, the Bylaws and the Stockholders Agreement. Any purported sale, transfer, assignment or other disposition of shares of Common Stock, Preferred Stock or other securities in violation of such provisions shall be void ab initio and shall not be recognized by the Corporation for any purpose.

ARTICLE V.

Board of Directors

The business and affairs of the Corporation shall be managed by or under the direction of the Board as provided in Article VII, the Bylaws and the Stockholders Agreement. The number of directors of the Corporation shall be as fixed by, or in the manner provided in, Article VII, the Bylaws and the Stockholders Agreement.

Each director shall be entitled to one vote on each matter presented to the Board; provided, however, that, so long as certain holders of shares of Common Stock are entitled to designate a director pursuant to Article VII or the Stockholders Agreement, the affirmative vote of the designated directors, to the extent required by Article VII or the Stockholders Agreement, shall be required for the authorization by the Board of any of the matters set forth in Article VII or the Stockholders Agreement.

ARTICLE VI.

Stockholder Action

(A) Election of Directors. The holders of the shares of Common Stock shall have the right and power to elect all directors of the Corporation by vote of holders of a plurality of the votes cast of the shares of Common Stock present in person or represented by proxy at any meeting at which a quorum is present called for the purpose of electing directors. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws.

(B) Advance Notice. Advance notice of nominations for the election of directors or proposals or other business to be considered by stockholders, which are made by any stockholder of the Corporation, shall be given in the manner and to the extent provided in the Bylaws.

(C) Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation may be effected (i) at a duly called annual or special meeting of stockholders of the Corporation or (ii) by written consent of such stockholders in lieu of a meeting of stockholders without prior notice and without a vote.

Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

ARTICLE VII.

Stockholders Agreement

(A) Stockholders Agreement. To the fullest extent permitted by law, each holder of shares of Common Stock and/or Preferred Stock shall be subject to, shall be required to enter into, shall be deemed to have entered into, and shall be deemed to be bound by, that certain Stockholders Agreement, dated on or around June 11, 2024, by and among the Corporation and the stockholders of the Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”), regardless of whether any such holder has executed the Stockholders Agreement, and the Stockholders Agreement shall be deemed to be a valid, binding and enforceable obligation of each such holder (including any obligation set forth therein to waive or refrain from exercising any appraisal, dissenters or similar rights), even if such holder has not actually executed and delivered a counterpart signature page to the Stockholders Agreement. Until such time as no longer required pursuant to the terms of the Stockholders Agreement, the Corporation shall not issue any shares of Common Stock (including on exercise of any purchase, exchange or conversion right in any option, warrant or other convertible security) to, and no stockholder of the Corporation shall transfer any shares of Common Stock or Preferred Stock (whether by sale, gift, inheritance or other transfer or through the exercise or conversion of warrants, options or other convertible securities, by operation of law or otherwise) to, any person who does not as a precondition to such issuance or transfer execute and deliver a joinder to the Stockholders Agreement in compliance with the terms thereof (unless such person is already a party thereto), and any such proposed issuance or transfer in violation hereof or thereof shall be null and void ab initio. If any provisions of this Article VII or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of the provisions of this Article VII and the application of such provisions to other persons and circumstances shall not be affected thereby and such provisions shall be enforced to the greatest extent permitted by law. The Secretary of the Corporation shall maintain a copy of the Stockholder Agreement at the principal place of business of the Corporation and the Corporation will furnish without charge to each holder of record of shares of Common Stock and/or Preferred Stock a copy of the Stockholders Agreement upon written request to the Corporation at its principal place of business.

(B) Actions Requiring Consent Under the Stockholders Agreement. In addition to any other vote of stockholders of the Corporation or Board approval that may be required by law or by the other provisions of this Certificate of Incorporation, so long as the Stockholders Agreement is in effect, whether or not specifically provided for in this Certificate of Incorporation, neither the Corporation nor any of its subsidiaries nor the Board shall take any action that (i) under the terms of the Stockholders Agreement or Part (B) of this Article VII first requires a vote, consent or approval from one or more holders of shares of Common Stock and/or members of the Board to be obtained, without first obtaining such required vote, consent or approval or (ii) would violate the provisions of, or result in a breach of any covenant contained in, the Stockholders Agreement or Part (B) of this Article VII, in each case, except to the extent that such violation or breach is waived in accordance with the terms of the Stockholders Agreement. Unless otherwise indicated, references to “Sections” in Part (B) of this Article VII refer to sections of Part (B) of this Article VII and terms used but otherwise not defined in Part (B) of this Article VII shall have the meanings ascribed to such terms in the Stockholders Agreement.

1. Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board will be set and remain at seven (7) members.

2. Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure at each annual or special meeting of the stockholders at which an election of directors is held, or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) one (1) individual designated from time to time by Cupar Grimmond LLC (“Cupar”) for so long as Cupar and its Affiliates continue to beneficially own at least 21,862,089 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Jason Yardi;

(b) one (1) individual designated from time to time by Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 14,574,726 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Arnold Brier;

(c) one (1) individual designated from time to time by Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 7,287,363 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Adnan Ahmad;

(d) one (1) individual designated from time to time by Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 2,914,945 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Anant Yardi (each individual designated pursuant to Section 2(a) through to Section 2(d), as applicable, a “Cupar Director” and each such designation right, a “Cupar Designation Right”);

(e) one (1) individual designated from time to time by the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders for so long as the AHG Stockholders and their respective Affiliates continue to beneficially own at least 3,970,620 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Daniel Ehrmann (the “AHG Director” and such designation right, the “AHG Designation Right”);

(f) one (1) individual designated from time to time by SoftBank Vision Fund II-2 L.P. (“SoftBank”) for so long as SoftBank and its Affiliates continue to beneficially own at least 1,585,535 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, which individual shall initially be Jagannath Iyer (the “SoftBank Director” and such designation right, the “SoftBank Designation Right”); and

(g) the individual then serving as the Chief Executive Officer of the Corporation, if any (the “CEO Director”); provided, that, if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Corporation, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned from the position of CEO Director and (ii) to elect the then-duly appointed Chief Executive Officer of the Corporation to serve as the new CEO Director; provided, further, that for the purposes of this Section 2(g), the Chief Executive Officer of the Corporation shall in no event be deemed to include (x) any interim Chief Executive Officer of the Corporation, unless otherwise agreed upon by the Board, or (y) the President of the Corporation solely to the extent such President is acting as a chief executive officer due to a vacancy in the office of the Chief Executive Officer of the Corporation pursuant to the terms of the Bylaws.

3. Failure to Designate a Board Member. In the absence of any designation from a Person or group of Persons with the right to designate a director as specified in Section 2 (each, a “Designating Stockholder”), the individual then serving in such director position shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until filled as provided in Part (B) of this Article VII.

4. Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) a director elected or serving pursuant to Section 2, or reelected pursuant to Section 3, shall be promptly removed from office upon the occurrence of any of the following: (i) the written request of any Designating Stockholder who would be entitled to designate a replacement for such director pursuant to Section 2 to remove such director; (ii) if such director is no longer entitled or eligible to occupy such Board seat pursuant to the applicable designation conditions of Section 2; or (iii) the written request of Stockholders holding at least sixty-six and two-thirds percent (66-2/3%) of the Outstanding Shares to remove such director from office for Cause; and

(b) no director elected or serving pursuant to Section 2, or reelected pursuant to Section 3, may be removed from office unless such removal is made in accordance with Section 4(a).

If a director elected or serving pursuant to Section 2, or reelected pursuant to Section 3, is removed from office pursuant to Section 4(a)(ii) or there exists a vacancy on the Board that is caused by the absence of any designation from a Designating Stockholder and, in either case, such Designating Stockholder is no longer entitled to designate such seat pursuant to the applicable designation conditions of Section 2, such vacancy on the Board shall be filled in accordance with the other terms of this Certificate of Incorporation and the Bylaws. The termination or reduction of any Designating Stockholder’s right to designate a director as specified in this Section 2 shall not affect any other designation rights of such Designating Stockholder or the designation rights of any other Designating Stockholder. For the avoidance of doubt, if a director elected or serving pursuant to Section 2, or reelected pursuant to Section 3, is removed from office pursuant to Section 4(a)(i) or Section 4(a)(iii), such vacancy on the Board shall be filled by the Designating Stockholder who would be entitled to designate a replacement for such removed director pursuant to Section 2.

5. No Liability for Election of Designated or Approved Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating or approving a person for election as a director for any act or omission by such designated or approved person in such person’s capacity as a director of the Corporation, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of Part B of this Article VII.

6. No “Bad Actor” Designees. Each Designating Stockholder or other Person with the right to participate in the designation of a director as specified in Section 2 hereby represents and warrants to the Corporation that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Designating Stockholder or other Person with the right to participate in the designation of a director as specified in Section 2 hereby covenants and agrees (a) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (b) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

7. Board Matters.

(a) The Board shall meet at least quarterly in accordance with an agreed-upon schedule.

(b) The Corporation will pay the reasonable out-of-pocket costs and expenses incurred by each member of the Board in connection with (i) attending the meetings of the Board or any committee thereof or (ii) attending any other meetings or performing any other activities at the request of the Board.

(c) If there exists a vacancy on the Board and an individual has been designated to fill such vacancy by a Designating Stockholder in accordance with Section 2, the Board shall, as the first order of business at the next meeting of the Board or in the next written consent of the Board, fill such vacancy in accordance with the terms of the Stockholders Agreement, the other terms of this Certificate of Incorporation and the Bylaws.

(d) For the purposes of Part B of this Article VII:

(i) The “Cupar Approval Right” shall, as of such time of determination, be deemed to be in effect upon satisfaction of all of the following conditions: (A) a Cupar Designation Right shall then be in effect and (B) either (x) a Cupar Director shall then be seated on the Board or (y) in the event that no Cupar Director is then seated on the Board and there exists a vacancy on the Board, (1) a prior Cupar Director shall have been removed from the Board, including due to such Cupar Director’s death, resignation, unwillingness to stand for reelection pursuant to Section 3 or removal pursuant to Section 4, in each case, within the thirty (30) day period immediately preceding such time of determination or (2) Cupar shall have designated an individual to fill such vacancy in accordance with Section 2 (even if such person is not then seated on the Board).

(ii) The “AHG Approval Right” shall, as of such time of determination, be deemed to be in effect upon satisfaction of all of the following conditions: (A) the AHG Designation Right shall then be in effect and (B) either (x) the AHG Director shall then be seated on the Board or (y) in the event that the AHG Director is not then seated on the Board and there exists a vacancy on the Board, (1) the prior AHG Director shall have been removed from the Board, including due to such AHG Director’s death, resignation, unwillingness to stand for reelection pursuant to Section 3 or removal pursuant to Section 4, in each case, within the thirty (30) day period immediately preceding such time of determination or (2) the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders shall have designated an individual to fill such vacancy in accordance with Section 2 (even if such person is not then seated on the Board).

(iii) The “SoftBank Approval Right” shall, as of such time of determination, be deemed to be in effect upon satisfaction of all of the following conditions: (A) the SoftBank Designation Right shall then be in effect and (B) either (x) the SoftBank Director shall then be seated on the Board or (y) in the event that the SoftBank Director is not then seated on the Board and there exists a vacancy on the Board, (1) the prior SoftBank Director shall have been removed from the Board, including due to such SoftBank Director’s death, resignation, unwillingness to stand for reelection pursuant to Section 3 or removal pursuant to Section 4, in each case, within the thirty (30) day period immediately preceding such time of determination or (2) SoftBank shall have designated an individual to fill such vacancy in accordance with Section 2 (even if such person is not then seated on the Board).

8. Quorum. Except as otherwise required by law, the Bylaws or this Certificate of Incorporation, at all meetings of the Board, a majority of the directors, including, to the extent each of the Cupar Approval Right, the AHG Approval Right and the SoftBank Approval Right is then in effect, a Cupar Director, the AHG Director and the SoftBank Director shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. Notwithstanding anything in this Section 8 to the contrary, at any meeting of the Board established and publicized or called pursuant to the terms of Section 3.6 or Section 3.7 of the Bylaws (a “Duly Called Board Meeting”) to consider any action or subject matter pertaining to the Corporation (a “Board Matter”) that immediately follows two (2) consecutive Duly Called Board Meetings with respect to the same Board Matter at which a lack of quorum was attributable, in each such case, to the non-attendance of a Cupar Director, the AHG Director, or the SoftBank Director (as the case may be, an “Absent Director”), the presence of such Absent Director shall not be required for the purpose of constituting a quorum at such third and subsequent Duly Called Board Meeting to consider the same Board Matter (the “Third Duly Called Board Meeting”); provided, that notice of such Third Duly Called Board Meeting (the “Third Meeting Notice”) was (a) provided to such Absent Director, if by mail, addressed to such Absent Director at his or her residence or usual place of business, at least five (5) days before the day on which such Third Duly Called Board Meeting was held, or (b) sent to such Absent Director at such place by facsimile, electronic mail or other electronic transmissions, or delivered personally or by telephone, in each case at least five (5) days prior to the set time of such Third Duly Called Board Meeting; provided, further, that such Third Meeting Notice included information regarding the Board Matter to be considered at such Third Duly Called Board Meeting. Except as otherwise required by law, the Bylaws or this Certificate of Incorporation, at all meetings of any committee of the Board, a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the committee members present at any meeting at which there is a quorum shall be the act of such committee. If a quorum shall not be present at any meeting of any Board committee, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. If this Certificate of Incorporation provides that one (1) or more directors will have more or less than one (1) vote per director on any matter, every reference in this Section 8 to a majority or other proportion of the directors will refer to a majority or other proportion of the votes of the directors.

9. Committees; Subsidiary Boards.

(a) The Board may, from time to time, create one or more committees. Each of a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect) shall be entitled in such Person’s discretion to be a member of each committee of the Board (unless the purpose of such committee is solely to allow the Corporation to avail itself of the approval of a conflict matter by a committee comprised solely of disinterested directors and the Board has reasonably determined in good faith, based on the opinion of the Corporation’s external legal counsel, that such Person is not disinterested for such purposes); provided, that, (i) the Board shall take reasonable steps in good faith to minimize any such exclusions, (ii) if any Person is proposed to be so excluded, then the Corporation shall inform such Person in writing of the purpose of such committee and explain the Board’s rationale for the decision to exclude such Person and (iii) any such Person shall be afforded a reasonable opportunity prior to the formation of such committee or following a material change in circumstances surrounding such committee to obviate the need to exclude such Person from such committee. Notwithstanding the foregoing, this Section 9(a) and any committee of the Board shall be subject to all other terms and conditions of the Stockholders Agreement (including, for the avoidance of doubt, Section 3.1 and Section 3.2 therein).

(b) Subject to the requirements of the laws of any jurisdiction in which any Subsidiary of the Corporation is incorporated or organized, each of a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval is in effect) shall be entitled in such Person’s discretion to be a member of the board of directors or similar governing body of any Subsidiary of the Corporation solely to the extent that any of a Cupar Director, the AHG Director or the SoftBank Director (or an Affiliate of any such director) is a member thereof.

10. Significant Actions.

(a) During such time or times as (x) a Cupar Approval Right is in effect and (y) either the AHG Approval Right or the SoftBank Approval Right is in effect, the Corporation hereby covenants and agrees with each of the Stockholders that it shall not, without the approval of the Board (which approval shall include the approval of a Cupar Director and at least one of (1) the AHG Director and (2) the SoftBank Director), other than equipment leases, or trade payables incurred in the ordinary course of business and any Strategic Alternative approved by the Strategic Review Committee in accordance with Section 12:

(i) create or issue any debt security in a single transaction or series of related transactions with an aggregate principal amount in excess of $25,000,000.00;

(ii) incur or refinance indebtedness for borrowed money, including obligations and contingent obligations under guarantees, in a single transaction or series of related transactions with an aggregate principal amount in excess of $25,000,000.00;

(iii) create any lien or security interest, in a single transaction or series of related transactions, that secure obligations in an aggregate amount in excess of $25,000,000.00 (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business); or

(iv) permit any Subsidiary to take any such action as set forth in Section 10(a)(i), Section 10(a)(ii) and Section 10(a)(iii).

(b) The Corporation hereby covenants and agrees with each of the Stockholders that it shall not, without the approval of the Board (which approval shall include, other than in the case of a Strategic Alternative approved by the Strategic Review Committee in accordance with Section 12, the approval of a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect)):

(i) permit any Subsidiary to create or issue, or obligate itself to create or issue, any shares of any class or series of capital stock other than shares of any class or series of capital stock issued to and held by the Corporation or any wholly owned Subsidiary (it being understood that, for the avoidance of doubt, in no event shall the requirements of this Section 10(b)(i) apply to the issuance, offer or sale of any New Securities by the Corporation);

(ii) liquidate, dissolve or wind-up the business and affairs of the Corporation or any material Subsidiary thereof or consent to any of the foregoing;

(iii) increase the size of the Board to more than seven (7) members;

(iv) purchase or redeem, or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (A) dividends or other distributions on any shares of capital stock solely in the form of cash and on a pro rata basis and (B) repurchases of any shares of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any Subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

(v) issue, or authorize or permit the issuance of, any Shares, Derivative Securities or any other New Securities to employees or directors of, or consultants or advisors to, the Corporation or any of its Subsidiaries pursuant to any compensation plan or agreement in excess of seven percent (7%) of the total Shares to be issued on or after the Effective Date in accordance with the Plan (subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like);

(vi) reincorporate or convert the Corporation into any entity other than a corporation or redomicile the Corporation into any jurisdiction other than Delaware; or

(vii) make any change to the tax classification of the Corporation, including any election to not be treated as a “c corp” for US federal income tax purposes.

(c) The Corporation hereby covenants and agrees with each of the Stockholders that it shall not, without the approval of each of the Major Stockholders, pay or declare any dividend, or make any distribution on, any shares of Common Stock on a non-pro rata basis.

11. Related Party Transactions. The Corporation hereby covenants and agrees with each of the Stockholders that it shall not (and it shall not permit any of its Subsidiaries to), without the approval of the Board (which approval shall include, other than in the case of any Strategic Alternative approved by the Strategic Review Committee in accordance with Section 12, the approval of (i) a Cupar Director (for so long as the Cupar Approval Right is in effect), (ii) the AHG Director (for so long as the AHG Approval Right is in effect) and (iii) the SoftBank Director (for so long as the SoftBank Approval Right is in effect)), enter into, renew or amend any transaction, agreement or arrangement or series of related transactions, agreements or arrangements between the Corporation or any Subsidiary, on the one hand, and any Affiliate of the Corporation or any such Subsidiary (other than the Corporation or any of its Subsidiaries), on the other hand (each, a “Related Party Transaction”); provided, that, this Section 11 shall not apply, in each case, to the Corporation or any Subsidiary entering into, renewing or amending:

(a) any Related Party Transaction that both (i) would reasonably be expected to, based on the good faith assessment of the Corporation’s management, result in cost savings for, or impose no additional costs on, the Corporation and its Subsidiaries after taking into account the aggregate increases and decreases to the Corporation and its Subsidiaries’ overall cost of services on an annualized net basis (calculated pro forma for such new or renewed Related Party Transaction or such amendment to a Related Party Transaction when compared to the arm’s-length commercial terms of the market alternatives available to the Corporation and its Subsidiaries) and (ii) results in new (with respect to new Related Party Transactions) or increased (with respect to renewed Related Party Transactions or amendments to Related Party Transactions) payments or other consideration payable by the Corporation or any Subsidiary (such new or increased payments and other consideration, calculated on an annualized basis, the “Related Party Transaction Costs”) in an aggregate amount that, when combined with all Related Party Transaction Costs of each of the other Related Party Transactions excluded from the approval requirements of Section 11 in reliance of this clause (a) as of immediately prior to such time of determination, does not exceed $15,000,000.00 per year (calculated on an annualized basis);

(b) (x) any customary director and officer indemnification, advancement of expenses or insurance in the ordinary course of business or (y) any ordinary course officer and generally applicable director compensation arrangements (other than with respect to (i) Anant Yardi or any of his Affiliates (that is not a natural person) providing services to the Corporation or its Subsidiaries on his behalf, (ii) any Affiliates of any AHG Stockholder or (iii) any Affiliates of SoftBank);

(c) Shares (x) issued in exchange for claims as expressly provided for by the Plan or the Confirmation Order or (y) issued or distributed pursuant to, or as expressly contemplated by, the Exit LC Facility;

(d) any Related Party Transaction incidental to, and reasonably necessary to implement, (i) a Sale Transaction or Qualified IPO pursuant to Section 12 or Article 8 of the Stockholders Agreement, (ii) a Transfer pursuant to Article 6 of the Stockholders Agreement or (iii) a subscription for New Securities pursuant to Article 7 of the Stockholders Agreement, in each case, in compliance with the terms thereof;

(e) pro rata cash dividends or distributions to Stockholders in accordance with this Certificate of Incorporation and the Stockholders Agreement (including Section 3.1 of the Stockholders Agreement); or

(f) any membership agreements entered into in the ordinary course of business and on terms comparable to those provided to unrelated third parties.

12. Strategic Alternatives.

(a) If the Corporation has not consummated a (i) Qualified IPO or (ii) Sale Transaction for at least one hundred percent (100%) of the Outstanding Shares pursuant to the exercise of the Drag-Along Right or otherwise, in each case, on or prior to the thirty (30) month anniversary of the Effective Date, then either (x) the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders or (y) the AHG Director, if the AHG Approval Right is in effect, shall have the right to require (the “SRC Request”), by written notice delivered to Cupar and the Corporation at any time after the thirty (30) month anniversary of the Effective Date (the “SRC Notice”), that the Corporation and the Board establish a committee pursuant to Section 13 (the “Strategic Review Committee”), which Strategic Review Committee shall be delegated the authority to review, consider and control a process to consummate a Strategic Alternative and cause the Corporation to undertake one or more Strategic Alternatives approved by the Strategic Review Committee without further approval or other action by the Board (except where such approval or action is otherwise required under Delaware law).

(b) On and after the date upon which the Strategic Review Committee is established pursuant to Section 13, the Strategic Review Committee shall evaluate the merits of each Strategic Alternative and may decide to approve any such Strategic Alternative or decide to not proceed with any such Strategic Alternative. In the event that the Strategic Review Committee approves a Strategic Alternative:

(i) each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in favor of such Strategic Alternative or in whatever manner as shall be necessary to ensure that the provisions of Article 8 of the Stockholders Agreement shall apply to such Strategic Alternative; and

(ii) Cupar will agree to, if reasonably requested by the acquiror or acquirors in respect of a Sale Transaction approved by the Strategic Review Committee and conditioned on the consummation of such Sale Transaction, (A) extend any commercial agreements or arrangements between the Corporation or any Subsidiary, on one hand, and Cupar or any of its Affiliates, on the other hand (each, a “Cupar Agreement”) for up to one (1) year on substantially similar terms, (B) reduce the remaining term of any Cupar Agreement to one (1) year following the consummation of such Sale Transaction or (C) terminate any Cupar Agreement.

(c) Unless otherwise agreed by the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect), no value associated with any Cupar Agreement shall be taken into account by the Strategic Review Committee in connection with the evaluation of any Strategic Alternative (including for purposes of evaluating and selecting an acquiror).

(d) Notwithstanding anything to the contrary in Part B of this Article VII, in the event that the Strategic Review Committee approves a Sale Transaction and the Stockholder Proceeds in respect of such Sale Transaction is reasonably expected to be less than the greater of (i) $1,000,000,000.00 and (ii) (A) (1) eleven (11) multiplied by (2) the sum of (x) the Adjusted EBITDA for the twelve (12) month period ending on the last day of the most recent fiscal quarter prior to the date such Sale Transaction was approved by the Strategic Review Committee less (y) $90,000,000.00, less (B) the aggregate Indebtedness of the Corporation and its Subsidiaries as of the end of such period and plus (C) the sum of (x) the aggregate Cash of the Corporation and its Subsidiaries as of the end of such period less (y) $100,000,000.00, then:

(i) Cupar and its Affiliates shall not be required under Part B of this Article VII to Transfer Shares in such Sale Transaction approved by the Strategic Review Committee pursuant to this Section 12 to the extent the Transfer of such Shares would result in Cupar and its Affiliates holding less than forty nine percent (49%) of the total Shares or total voting power of the Shares, in each case, then issued and outstanding as of the consummation of such Sale Transaction; provided that Cupar and its Affiliates (as applicable) shall have exercised this right not to fully participate in such Sale Transaction pursuant to this Section 12(d) within twenty (20) Business Days after (x) the delivery of the Drag-Along Notice or (y) if no Drag-Along Notice is delivered, the delivery of written notice of the Sale Transaction approved by the Strategic Review Committee to Cupar and its Affiliates at least twenty (20) Business Days prior to the consummation of such Sale Transaction; and

(ii) Cupar and its Affiliates shall Transfer, in accordance with the terms of the Sale Transaction and on the same terms and conditions (including the amount of per Share consideration) as the other stockholders of the Corporation, that number of Shares that would result in the acquiror or acquirors in such Sale Transaction holding, in the aggregate, fifty one percent (51%) of the total Shares or total voting power of the Shares, in each case, then issued and outstanding as of the consummation of such Sale Transaction. For the avoidance of doubt, the acquiror(s) in such Sale Transaction shall be entitled to appoint a majority of the Board from and after the closing of such Sale Transaction.

(e) Notwithstanding anything to the contrary in this Agreement, the Corporation shall not enter into, modify or amend any agreements or arrangements that are designed or intended to, directly or indirectly, or that would reasonably be expected to, circumvent, impair or frustrate, or have the effect of circumventing, impairing or frustrating, the provisions of this Section 12 or Section 13, including, by entering into a contract pursuant to which the Corporation agrees not to undertake a Strategic Alternative otherwise approved by the Strategic Review Committee without the consent of a third party (it being understood that nothing in this Section 12(e) shall limit or restrict the Corporation from entering into, modifying or amending (i) any agreements or arrangements (including real property leases, joint venture agreements and franchise agreements) that are entered, modified or amended in the ordinary course of business consistent with past practice, (ii) the Exit LC Facility or (iii) any definitive documentation in respect of Indebtedness or other agreements or arrangements containing customary third party consent, termination or acceleration rights, in each case, that would give rise to termination, acceleration or other payments or obligations in connection with a Sale Transaction that are not designed or intended to, and would not reasonably be expected to, circumvent, impair or frustrate the provisions of this Section 3.3 or Section 3.5).

13. Strategic Review Committee.

(a) In the event that the SRC Request is made and the Cupar Call Right Holders do not exercise the Cupar Call Right during the thirty (30) day period beginning on the date that the SRC Notice is delivered pursuant to Section 12(a), the Corporation and the Board shall:

(i) establish the Strategic Review Committee and adopt a committee charter (A) containing only (x) the substantive rights, duties and obligations of the Strategic Review Committee as expressly set forth in this Section 13 and (y) such other ministerial language which do not circumvent, expand or otherwise modify such rights, duties and obligations or (B) otherwise in a form mutually agreed by a Cupar Director (for so long as the Cupar Approval Right is in effect), the AHG Director (for so long as the AHG Approval Right is in effect) and the SoftBank Director (for so long as the SoftBank Approval Right is in effect) (the “SRC Charter”), which SRC Charter shall:

(A) authorize and empower the Strategic Review Committee to (1) retain legal and financial advisors, (2) undertake the marketing of a sale of the Corporation or all or substantially all of the business, assets, operations of the Corporation and its Subsidiaries to potential third-party acquirors, (3) commence the identification of potential acquirors and the preparation of an offering memorandum and other marketing materials, (4) control and administer such transaction processes, (5) authorize and approve any Strategic Alternative; and (6) exercise (or permit the AHG Stockholders to exercise) the Drag-Along Right in order to implement any Strategic Alternative;

(B) provide that any amendment to the SRC Charter (other than ministerial changes which do not circumvent, expand or otherwise modify the substantive rights, duties and obligations of the Strategic Review Committee as expressly set forth in this Section 13) will require the consent of a Cupar Director (for so long as the Cupar Approval Right is in effect), the consent of the AHG Director (for so long as the AHG Approval Right is in effect) and the consent of the SoftBank Director (for so long as the SoftBank Approval Right is in effect), in each case, such consent not to be unreasonably withheld, conditioned or delayed; and

(C) provide that any action (including, for the avoidance of doubt, authorizing and approving any Strategic Alternative or exercising (or authorizing the exercise of) the Drag-Along Right to implement any Strategic Alternative) approved by a majority of the members of the Strategic Review Committee shall represent valid action of the Strategic Review Committee; provided, that, if the SoftBank Approval Right is not in effect, then any action of the Strategic Review Committee (including, for the avoidance of doubt, authorizing and approving any Strategic Alternative or exercising (or authorizing the exercise of) the Drag-Along Right to implement any Strategic Alternative) shall only require the approval of the AHG Director then serving on the Strategic Review Committee.

(ii) cooperate with the reasonable requests of the Strategic Review Committee, including by (A) making customary diligence materials available to prospective acquirors on a reasonable basis and subject to appropriate confidentiality restrictions, (B) making available to prospective acquirors, the management, accountants and such other representatives of the Corporation and its Subsidiaries as may be reasonably requested by prospective acquirors, (C) arranging for such other diligence matters with prospective acquirors, such as inquiries with appropriate business relationships of the Corporation and its Subsidiaries as are reasonably requested by prospective acquirors, (D) preparing and negotiating in good faith definitive documentation with respect to any such Strategic Alternative, in each case, on reasonable terms and conditions, (E) diligently seeking and obtaining such consents and approvals as are necessary with respect to the consummation of any such Strategic Alternative and (F) taking Necessary Action to consummate any Strategic Alternative approved by the Strategic Review Committee as promptly as practicable following completion of, and in accordance with the terms and conditions of, the definitive documentation therefor, in each case, subject to any fiduciary duties that any directors or officers may have in their capacity as such to the Corporation;

(iii) take such action necessary to appoint as the only members of the Strategic Review Committee: (A) one (1) member designated by Cupar (for so long as the Cupar Approval Right is in effect), (B) the AHG Director (for so long as the AHG Approval Right is in effect) and (C) the SoftBank Director (for so long as the SoftBank Approval Right is in effect); and

(iv) take such action necessary to maintain the size of the Strategic Review Committee at no more than three (3) members (or, if SoftBank Approval Right is not in effect, no more than two (2) members).

(b) If at any time the SoftBank Approval Right is not in effect, the Cupar Director shall have no right to vote on any matter to be determined by the Strategic Review Committee.

(c) The Strategic Review Committee shall be permitted to invoke (or to authorize the AHG Stockholder to exercise) the Drag-Along Right in furtherance of any Strategic Alternative in accordance with Article 8 of the Stockholders Agreement.

ARTICLE VIII.

Limitation of Director and Officer Liability

To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer (as applicable). If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, in addition to the circumstances in which a director or officer is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL.

Any amendment, repeal or elimination of the foregoing provisions of this Article VIII will be prospective only and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal or elimination.

ARTICLE IX.

Indemnification

(A) Definitions. For purposes of this Article IX, the following terms shall have the meanings set forth below:

(1) “Action” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) “Director” means any director of the Board.

(3) “Executive Officer” means (i) any executive officer (for the purposes of this Article IX “executive officers” has the meaning defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended) of the Corporation and (ii) any observer to the Board duly designated pursuant to the Stockholders Agreement.

(4) “Indemnified Party” means any person who is or was a party or is threatened to be made a party to, or is otherwise involved in (including involvement, without limitation, as a witness) any Action by reason of the fact that such person (i) is or was a Director or Executive Officer (which shall include actions taken in connection with or relating to the incorporation of the Corporation), (ii) while a Director or Executive Officer of the Corporation, is or was serving at the request of the Corporation as a Director, Executive Officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation or (iii) has or had agreed to become a Director (pursuant to a valid designation made in accordance with Section 3.3 of the Bylaws or valid election or appointment pursuant to the DGCL) or Executive Officer (pursuant to a valid appointment made in accordance with Section 4.1 and Section 4.2 of the Bylaws) of the Corporation.

(B) Indemnification. The Corporation, as the indemnitor of first resort, shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Indemnified Party against any and all liability and loss suffered and expenses (including attorneys’ fees), judgements, fines (including ERISA excise taxes or penalties) and amounts paid in settlement reasonably incurred by such Indemnified Party. Notwithstanding the preceding sentence or any other provision of this Certificate of Incorporation or the Bylaws, except as provided in Part (E) of this Article IX, the Corporation shall not be obligated pursuant to terms of this Certificate of Incorporation:

(1) to indemnify any Indemnified Party hereunder for acts, omissions or transactions for which the Indemnified Party is prohibited from receiving indemnification under this Certificate of Incorporation or applicable law; provided, however, that notwithstanding any limitation set forth in this Part (B), Section (1) of this Article IX regarding the Corporation’s obligation to provide indemnification, any Indemnified Party shall be entitled under, and pursuant to the terms of, Part (D) of this Article IX to receive expenses payable in advance hereunder with respect to any such Action unless and until a court having jurisdiction over the Action shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that the Indemnified Party has engaged in acts, omissions or transactions for which the Indemnified Party is prohibited from receiving indemnification under this Certificate of Incorporation or applicable law.

(2) to indemnify or pay expenses in advance pursuant to Part (D) of this Article IX to any Indemnified Party with respect to Actions initiated or brought voluntarily by the Indemnified Party and not by way of defense, counterclaim or crossclaim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification or the payment of expenses in advance pursuant to Part (D) of this Article IX under this Certificate of Incorporation or any other agreement or insurance policy or under this Certificate of Incorporation or the Bylaws nor or hereafter in effect relating to Actions, (ii) with respect to any other such Action initiated or brought voluntarily by the Indemnified Party and not by way of defense, counterclaim or crossclaim, if the Board has approved the initiation or bringing of such Action, or (iii) as otherwise required under Section 145 of the DGCL.

(3) to indemnify any Indemnified Party in respect to remuneration paid to the Indemnified Party if it shall be determined by final judgment or final adjudication that such remuneration was in violation of law.

(4) to indemnify any Indemnified Party for any amounts paid in settlement of any action or claim without the Corporation’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(C) Determination. Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of Indemnified Party is proper in the circumstances because such Indemnified Party has met the applicable standard of conduct set forth in subsections (a) and (b) of section 145 of the DGCL, as the case may be; provided, that the termination of any Action, shall not, of itself, create a presumption that the Indemnified Party did not act in good faith and in a manner which the Indemnified Party reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Indemnified Party’s conduct was unlawful. Such determination shall be made, with respect to an Indemnified Party who is a Director or Executive Officer at the time of such determination, (a) by a majority vote of the Directors who are not parties to such Action, even though less than a quorum, or (b) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (c) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion delivered to such Indemnified Party, or (d) by the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors, voting together as a single class, or (e) in the event that a Change of Control (as defined below) has occurred, by independent legal counsel in a written opinion delivered to such Indemnified Party. Such determination shall be made, with respect to former Directors or Executive Officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Indemnified Party of the Corporation has been successful on the merits or otherwise in defense of any Action or in defense of any claim, issue or matter therein, such Indemnified Party shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Party in connection therewith, without the necessity of authorization in the specific case. For purposes of any determination under this Part (C) of Article IX, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of the preceding sentence shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in subsections (a) and (b) of section 145 of the DGCL, as the case may be. For purposes of this Part (C) of Article VIII, a “change of control” will be deemed to have occurred if, with respect to any particular 24-month period, the individuals who, at the beginning of such 24-month period, constituted the Board (the “incumbent board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the beginning of such 24-month period whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(D) Expenses Payable in Advance. Expenses (including, without limitation, attorneys’ fees) incurred by an Indemnified Party in defending any Action or in bringing a claim for indemnification in accordance with Part (E) of Article IX shall be paid by the Corporation in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Corporation as authorized in this Article IX.

(E) Claim. If a claim for indemnification under this Article IX (following the final disposition of such proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor by the Indemnified Party, or if a claim for any advancement of expenses under this Article IX is not paid in full within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Indemnified Party shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim.

If successful in whole or in part, the Indemnified Party shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Indemnified Party is not entitled to the requested indemnification or advancement of expenses under applicable law.

(F) Non-Exclusivity of Rights; Survival. The rights conferred on any Indemnified Party by this Article IX are not exclusive of other rights arising under the Bylaws, the Stockholders Agreement, any other agreement, vote of directors or stockholders or otherwise. The rights conferred on any Indemnified Party by this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or Executive Officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Any amendment, repeal or elimination of the foregoing provisions of this Article IX will be prospective only and shall not adversely affect any right or protection of an Indemnified Party existing at the time of, or increase the liability of any Indemnified Party with respect to any acts or omissions of such Indemnified Party occurring prior to, such amendment, repeal or elimination.

ARTICLE X.

Corporate Opportunities

The Corporation hereby renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is designated by any Stockholder and is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of shares of Common Stock and/or Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an officer or employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity; provided, that, such matter, transaction or interest shall not be deemed to belong to the Corporation if it is a matter, transaction or interest that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Covered Person to engage in a business opportunity in preference or to the exclusion of the Corporation, and such Covered Person shall have no obligation to (a) disclose to the Corporation or any of its subsidiaries any information related to its business or opportunities, (b) disclose to the Corporation or the Board any confidential information regarding any corporate opportunity or other potential investment in such Covered Person’s possession even if it is material and relevant to the Corporation and/or the Board, (c) present business opportunities to the Corporation, (d) refrain from engaging in any line of business or (e) refrain from investing in or doing business with any person. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. Notwithstanding the foregoing, a corporate opportunity offered to (i) the Board or (ii) any person who is a member of the Board (but only to the extent such opportunity is expressly offered to such person solely in such person’s capacity as member of the Board) will belong, in each case, to the Corporation.

Any amendment, repeal, modification or elimination of the foregoing provisions of this Article X shall only be prospective and shall not affect the rights under this Article X in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

ARTICLE XI.

Business Combinations

The Corporation hereby elects not to be governed by, or subject to, Section 203 of the DGCL.

ARTICLE XII.

Amendment of Certificate of Incorporation

(A) In furtherance and not in limitation of the powers conferred by applicable law, but subject to the provisions of Article VII and the Stockholders Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Stockholders Agreement or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation. Notwithstanding the foregoing and any other provision of this Certificate of Incorporation and in addition to any other vote that may be required by applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the Corporation’s issued and outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation (other than pursuant to a certificate of correction filed with the Delaware Secretary of State in accordance with Section 103 of the DGCL); provided, that any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation that is, by its terms or effect, material, disproportionate, and adverse to a specific stockholder or group of stockholders, will also require the affirmative vote of such stockholder or group of stockholders holding a majority of shares held by such group of stockholders. Notwithstanding the foregoing, any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation:

(1) that would, by its terms or effect, impact any rights or obligations of Cupar under Section 2.2(a), Section 2.2(b), Section 2.2(c) or Section 2.2(d), as applicable, Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(i), Section 2.9, Section 2.10, Section 2.11, Section 2.12 and Section 10.1(a) (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) under the Stockholders Agreement will require the written consent of Cupar for so long as (1) with respect to Section 2.2(a) of the Stockholders Agreement, Cupar continues to have rights thereunder, (2) with respect to Section 2.2(b) of the Stockholders Agreement, Cupar continues to have rights thereunder, (3) with respect to Section 2.2(c) of the Stockholders Agreement, Cupar continues to have rights thereunder and (4) with respect to Section 2.2(d), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(i), Section 2.10, and Section 2.11 of the Stockholders Agreement, Cupar continues to have rights pursuant to Section 2.2(d) of the Stockholders Agreement;

(2) that would, by its terms or effect, impact any rights or obligations of any of the AHG Stockholders under Section 2.2(e), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(ii), Section 2.9, Section 2.10, Section 2.11, Section 2.12 and Section 10.1(b) (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) under the Stockholders Agreement will require the written consent of the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders for so long as the AHG Stockholders continue to have rights pursuant to Section 2.2(e) of the Stockholders Agreement;

(3) that would, by its terms or effect, impact any rights or obligations of SoftBank under Section 2.2(f), Section 2.4, Section 2.7(a), Section 2.7(b), Section 2.7(d)(iii), Section 2.9, Section 2.10, Section 2.11, Section 2.12 and Section 10.1(c) (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) under the Stockholders Agreement will require the written consent of SoftBank for so long as SoftBank continues to have rights pursuant to Section 2.2(f) of the Stockholders Agreement;

(4) that would, by its terms or effect, impact any rights or obligations of Cupar under Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, Section 10.1(e), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) under the Stockholders Agreement will require the written consent of Cupar for so long as Cupar and its Affiliates continue to beneficially own at least 1,588,248 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like;

(5) that would, by its terms or effect, impact any rights or obligations of any of the AHG Stockholders under Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, Section 10.1(f), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) under the Stockholders Agreement will require the written consent of the holders of a majority of the outstanding shares of Common Stock then held by the AHG Stockholders (including at least two (2) unaffiliated AHG Stockholders so long as there are at least two (2) unaffiliated AHG Stockholders holding at least two percent (2%) of the outstanding shares of Common Stock) for so long as the AHG Stockholders and their respective Affiliates continue to beneficially own at least 1,588,248 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like; and

(6) that would, by its terms or effect, impact any rights or obligations of SoftBank under Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Article 5, Article 6, Article 7, Article 8, Section 10.1(g), Section 11.1, Section 12.1, Section 12.15 and Section 12.17 (and solely as they relate to such Sections or Articles, the definitions of any terms used in such Sections or Articles, as applicable) under the Stockholders Agreement will require the written consent of SoftBank for so long as SoftBank and its Affiliates continue to beneficially own at least 634,214 shares of Common Stock, which number is subject to appropriate equitable adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like.

Notwithstanding the foregoing, except as required by law and subject to the Stockholders Agreement, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

ARTICLE XIII.

Inconsistent Provisions

To the fullest extent permitted by law, if there is any conflict between the provisions of the Stockholders Agreement, on one hand, and this Certificate of Incorporation or the Bylaws, on the other hand, the provisions of the Stockholders Agreement will prevail unless such prevalence would be in contravention of the requirements of the DGCL or applicable law.

ARTICLE XIV.

Forum Selection

Unless the Corporation (through the approval of the Board acting in good faith) consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, agent or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (iv) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, (v) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (vi) any action asserting a claim against the Corporation, its current or former directors, officers, agents or employees governed by the internal affairs doctrine or that otherwise relates to the internal affairs of the Corporation or (vii) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, except for, as to each of (i) through (vii) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware. Unless the Corporation (through approval of the Board acting in good faith) consents in writing to the selection of an alternative forum, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the U.S. Securities Act of 1933, as amended.

ARTICLE XV.

Miscellaneous

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on June 11, 2024.

WEWORK INC.

By:	/s/ Pamela Swidler
	Name:	Pamela Swidler
	Title:	Chief Legal Officer